NEUBERGER BERMAN EQUITY FUNDS
                               INSTITUTIONAL CLASS
                             DISTRIBUTION AGREEMENT

                                   SCHEDULE A

            The Series currently subject to this Agreement are as follows:

      Neuberger Berman Genesis Fund



DATED:  December 16, 2000